chUNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008 (January 30, 2008)

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-10999	59-2025386
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2026 McGaw Avenue Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 428-8500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Composite Technology Corporation (the “Registrant” or “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of the Registrant’s Form 10-Q entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations, and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward looking statements to conform these statements to actual results.

Item 1.01  Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement, which is attached to this Current Report on Form 8-K as an exhibit.

Sales Agreement

On October 22, 2007, DeWind Ltd. (“DeWind”), a business segment of the Company, signed a Sales Agreement (“Agreement”) with S&M CZ s.r.o. (“Buyer”) whereby Buyer shall purchase from DeWind a total of 40 D8 wind energy turbines for an aggregate purchase price of 61,440,000€ (approximately $90,921,872) (“Purchase Price”). The effectiveness of the Agreement was contingent upon the consent of DeWind’s board of directors and the executive committee of the bank providing financing for Buyer’s payment under the Agreement. The bank’s executive committee was to provide consent no later than October 31, 2007, and such consent was first provided on November 6, 2007 with subsequent modifications agreed on January 28, 2008. DeWind’s board of directors approved and accepted the Agreement on January 30, 2008.

DeWind agreed to deliver 10 turbines by December 31, 2008 and 6 turbines by March 31, 2009 (“First Allocation”) for a certain portion of the Purchase Price (“First Allocation Payment”). The remaining 24 turbines are to be delivered by December 31, 2009 (“Second Allocation”) for the remaining portion of the Purchase Price (“Second Allocation Payment”). The Second Allocation is subject to a reimbursement of a certain percentage of the purchase price of each turbine that DeWind fails to deliver for each day that DeWind fails to deliver any of the 24 turbines (“Delay Fee”) up to a certain maximum aggregate Delay Fee of the purchase price for each turbine and a certain maximum Delay Fee per day.

The Agreement requires Buyer to pay to DeWind the First Allocation Payment according to the following schedule: 5% by January 31, 2008; 15% by March 15, 2008; 5% by May 15, 2008; 20% by June 30, 2008; 50% upon notification by DeWind’s factory that delivery is ready to be made; and 5% no later than 3 weeks following notification by DeWind’s factory that delivery is ready to be made.

The Agreement requires Buyer to pay to DeWind the Second Allocation Payment according to the following schedule: 5% by January 31, 2009; 15% by March 15, 2009; 5% by May 15, 2009; 20% by June 30, 2009; 50% upon notification by DeWind’s factory that delivery is ready to be made; and 5% no later than 3 weeks following notification by DeWind’s factory that delivery is ready to be made.

Payments are due within 28 days of the invoice date. If the Buyer fails to pay 95% of the total price of a requested item agreed upon in the original order when due, then DeWind may withhold activating the wind energy turbine.

Pursuant to the Agreement, Buyer was to provide DeWind with a bank guaranty no later than November 15, 2007 for the First Allocation Payment, which was provided on November 6, 2007 with subsequent modifications on January 28, 2008, and no later than March 31, 2008 for the Second Allocation Payment. Upon Buyer’s payment of the Purchase Price, DeWind will release Buyer from the bank guaranties in an amount equal to the respective portion paid of the Purchase Price.

The warranty period that DeWind is responsible for eliminating the D8 turbine’s defects and damages is the later of two years from the conclusion of the trial phase of the D8 or 30 months from the date of agreed upon delivery date in the initial order.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exh. No.	Description

10.1
Sales Agreement, effective as of January 30, 2008 by and between S&M CZ s.r.o. and DeWind Ltd. (English translation) (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSITE TECHNOLOGY CORPORATION
(Registrant)

Date: February 5, 2008	By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon, Chief Executive Officer